--------------------------------------------------------------------------------


                           UNITED ROAD SERVICES, INC.







                               Shares of Series A
                    Participating Convertible Preferred Stock






                            STOCK PURCHASE AGREEMENT






                           Dated as of April 14, 2000





--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                  AGREEMENT made as of this 14th day of April, 2000 (the "Agreement"), by and among United Road Services, Inc., a Delaware corporation (the "Company"), and Blue Truck Acquisition, LLC, a Delaware limited liability company (the "Investor").

                              W I T N E S S E T H:

                  WHEREAS, the Company wishes to issue and sell to the Investor, and the Investor wishes to purchase from the Company, $25,000,000 worth of the Company's authorized but unissued shares of the Company's Series A Participating Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock") having the rights and preferences set forth in the Certificate of Designation (as defined herein), upon the terms and subject to the conditions set forth herein;

                  WHEREAS, in connection with this Agreement and the transactions contemplated hereby, the parties hereto, together with certain other Persons, shall enter into other agreements ancillary hereto, including, without limitation, the Investors' Agreement and the Registration Rights Agreement (the "Ancillary Agreements"); and.

                  WHEREAS, simultaneously with the execution of this Agreement the Company and Charter URS LLC ("Charterhouse") have entered into an amendment to the Company's 8% Convertible Subordinated Debentures due 2008 (the "Charterhouse Debentures") in the form of Exhibit A attached hereto.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Investor and the Company hereby agree as follows:

SECTION 1

                         TERMS OF PURCHASE AND ISSUANCE

                  1.1 Description of Series A Participating Convertible Preferred Stock. The Company has authorized the issuance and sale to the Investor of its Series A Preferred Stock for a per share purchase price (the "Per Share Purchase Price") in the amount per share equal to the lesser of (A) $2.00 and (B) an amount equal to the Thirty Day Average Share Price on the Closing Date; provided, that if the Thirty Day Average Share Price is (A) greater than or equal to $.84 per share but less than or equal to $1.00 per share then the Per Share Purchase Price shall be $1.00, or (B) less than $.84 per share then the Per Share Purchase Price shall be 120% of the Thirty Day Average Share Price; provided, further, that in the event the Company shall effect a reverse stock split prior to the Closing each of the dollar amounts described in this sentence shall be adjusted to equal the product obtained by multiplying such dollar amount by the number of shares converted into one share of Company Common Stock in the reverse stock split.

                  1.2 Sale and Purchase. At the Closing (as defined in Section
1.3 hereof) and subject to the terms and conditions herein set forth, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, the amount of shares of Series A Preferred Stock obtained by dividing $25,000,000 (the "Aggregate Purchase Price") by the Per Share Purchase Price.

                  1.3 Closing. The closing (the "Closing") of the sale and purchase of the Series A Preferred Stock shall take place at the offices of McDermott, Will & Emery, 600 13th Street, N.W., Washington, D.C. 20005, at 10:00 A.M., as promptly as practicable (and in any event no later than the third business day) after the satisfaction or waiver of all the conditions set forth in Sections 3 and 4 hereof or (b) at such other time, date or place as the Investor and the Company may agree (the date upon which the Closing occurs, the "Closing Date"). At the Closing, the Company will deliver the Series A Preferred Stock in the form of a stock certificate issued in the Investor's name, against payment of the full Purchase Price therefor in immediately available funds by wire transfer by or on behalf of the Investor to the Company.

                                   SECTION 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to the Investor that as of the date hereof and as of the Closing Date:

                  2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  2.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 35,000,000 shares of common stock, par value $0.001 per share (the "Company Common Stock"), and 5,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). As of the date hereof, (i) 17,851,649 shares of Company Common Stock are issued and outstanding, all of which are validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock and no shares of Company Preferred Stock are held in the treasury of the Company, (iii) 2,260,402 shares of Company Common Stock are reserved for issuance pursuant to the exercise of outstanding options and warrants to purchase Company Common Stock and (iv) 5,499,596 shares of Company Common Stock are reserved for issuance pursuant to the conversion of outstanding convertible debentures. There are no shares of Company Preferred Stock issued and outstanding. Assuming the exercise of all outstanding options and warrants to purchase Company Common Stock, the conversion of all outstanding convertible debentures as of April 14, 2000, and the conversion of all of the Series A Preferred Stock (assuming a conversion price for the Series A Preferred Stock of $1.679 per share) there would be 40,571,789 shares of Company Common Stock issued and outstanding as of the date hereof.

                  As of the date hereof, other than disclosed above or as listed on Schedule 2.2 of the Company Disclosure Schedule, there are no outstanding options, warrants, subscriptions, calls, convertible securities or other rights, agreements, arrangements or commitments (contingent or otherwise) (including any right of conversion or exchange under any outstanding security, instrument or other agreement) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment. Except as disclosed on Schedule 2.2 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person other than a subsidiary of the Company. Upon consummation of the Closing as contemplated hereby, including receipt by the Company of the Purchase Price, the Series A Preferred Stock owned by the Investor will be validly issued, fully paid and nonassessable, and any shares of capital stock issued upon the payment of dividends on the Series A Preferred Stock or the conversion thereof in accordance with the terms thereof shall be validly issued, fully paid and nonassessable.

                  2.3 Subsidiaries. Schedule 2.3 of the Company Disclosure Schedule sets forth a complete list of the Company's direct and indirect subsidiaries, including their respective jurisdictions of incorporation or organization. Each direct and indirect subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as it is now being conducted and each such subsidiary is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as set forth on
Schedule 2.3 of the Company Disclosure Schedule and except where the failure to be so qualified and in such good standing could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each corporate subsidiary of the Company are validly issued, fully, paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company, free and clear of any Liens, except that such shares are pledged to secure the Company's credit facilities. There are no subscriptions or rights relating to the issuance of any shares of capital stock of any such subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

                  2.4 Power and Authority; Non-contravention; Government Approvals.

                      (a) Power and Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Required Statutory Approvals (as defined in Section 2.4(c) hereof) and the approval of the Company's stockholders (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. This Agreement, the Ancillary

Agreements and the transactions contemplated hereby and thereby have been approved by the Board of Directors of the Company. Except as set forth on
Schedule 2.4(a) of the Company Disclosure Schedule, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or, except for the Company Required Statutory Approvals and the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties thereto, this Agreement and the Ancillary Agreements constitute and, as of the Closing Date, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of their respective articles of incorporation, by-laws or equivalent organizational documents in any material respect.

                      (b) Non-contravention. The execution and delivery of this Agreement and the Ancillary Agreements by the Company does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, could reasonably be expected to constitute a default) under, or result in the termination, suspension, revocation or cancellation of, or accelerate the performance required by, or result in a right of termination, suspension, revocation or cancellation or acceleration under, or result in the creation of any Lien, upon any of the terms, conditions or provisions of (i) the respective charters or by-laws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court, governmental authority or arbitration panel applicable to the Company or any of its subsidiaries or any of their respective properties or assets, (iii) except as set forth on Schedule 2.4(b)(iii) of the Company Disclosure Schedule any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or sublease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by the Company of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, suspensions, revocations, cancellations, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Closing) the Company Required Statutory Approvals and the Company Stockholder's Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Closing) consents required from commercial lenders, lessors or other third parties as specified in Section 2.4(b) of the Company Disclosure Schedule. Excluded from the foregoing sentences of this paragraph (b) insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, suspensions, revocations, cancellations, accelerations or creations of Liens that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                      (c) Government Approvals. Except for (i) compliance with any applicable requirements of the HSR Act and any comparable foreign filings or approvals listed on Schedule 2.4(c) of the Company Disclosure Schedule; (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act and (iii) such filings as may be required under any applicable state securities or blue sky laws (the filings and approvals referred to in clauses (i) through (iii) being herein referred to collectively as the "Company Required Statutory Approvals"), and except as otherwise set forth on Schedule 2.4(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent, approval, order or permit of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  2.5 SEC Reports; Financial Statements.

                      (a) Since February 26, 1998, the Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act and the Exchange Act (collectively, the "Company SEC Reports"), all of which, as amended (if applicable) complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representation in the preceding two sentences shall not apply to any misstatement or omission in any Company SEC Report filed prior to the date of this Agreement which was superseded by an amended or subsequent Company SEC Report filed prior to the date of this Agreement.

                      (b) Each of the consolidated financial statements included in the Company SEC Reports, together with the related notes and schedules (collectively, the "Company Financial Statements"), has been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the consolidated financial position of Company and its subsidiaries as of the respective dates thereof and the results of their operations and cash flow for the periods then ended, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

                  2.6 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 2.6 of the Company Disclosure Schedule, the Company did not have at September 30, 1999, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements contained in the SEC Reports filed prior to the date hereof or reflected in the notes thereto or (ii) which were incurred after September 30, 1999, and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) are incurred in the ordinary course of business or (ii) would not be disclosed on the Company Financial Statements and (c) liabilities, obligations or contingencies which are of a nature not required to be reflected in the Company Financial Statements.

                  2.7 Absence of Certain Changes or Events. Since the date of the most recent Company SEC Report filed prior to the date hereof that contains consolidated financial statements of the Company and except as set forth on
Schedule 2.7 of the Company Disclosure Schedule, (a) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, a Company Material Adverse Effect, (b) the Company and its subsidiaries have (i) conducted their respective businesses in the ordinary and usual course, (ii) not changed, in any material respect, the accounting methods or practices followed by the Company, including, without limitation, any material change in any assumption underlying, or method of calculating any bad debt, contingency or other reserve or any material revaluation by the Company of any asset (including, without limitation, any writing-down of the value of inventory or writing-off of notes or accounts receivable), other than in the ordinary course of business consistent with past practices, and (c) there has not been any (i)
(A) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (B) any split, combination, reclassification, exchange or substitution of the capital stock or other security of the Company or (C) any issuance of the Company's common stock at a price which is below the average of the last reported sales price per share on the Nasdaq National Market for the thirty consecutive trading days immediately preceding such issuance, (ii) amendment of any term of any outstanding security of the Company or any of its subsidiaries that would materially increase the obligations of the Company or such subsidiary under such security, (iii) damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its subsidiaries, except for such damage, destruction or loss that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, (iv) incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and consistent with past practices, except as incurred under facilities existing as of the date of the most recent Company Financial Statement, (v) making of any loan, advance or capital contribution to or investment in any Person by the Company or any of its subsidiaries other than (A) loans, advances or capital contributions to or investments in any wholly-owned subsidiary, (B) loans or advances to the Company by any of its subsidiaries or (C) loans or advances to employees of the Company or any of its subsidiaries made in the ordinary course of business consistent with past practices, (vi) (A) transactions, commitments, contracts or agreements entered into by the Company or any of its subsidiaries relating to any material acquisition or disposition of any assets or business or (B) modification, amendment, assignment, termination or relinquishment by the Company or any of its subsidiaries of any contract, license or other right that could be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, other than, in either case, transactions, commitments, contracts or agreements modified, amended, assigned, terminated, relinquished or expired in the ordinary course of business consistent with past practices and those contemplated by this Agreement, or (vii) other than in the ordinary course of business consistent with past practice, any material increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit-sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers or key employees of the Company or any of its subsidiaries.

                  2.8 Litigation. Schedule 2.8 of the Company Disclosure Schedule sets forth a complete listing of all claims, actions, suits, proceedings and investigations pending or, to the knowledge of the Company, threatened in writing, by or against any of (i) the Company and its subsidiaries, (ii) its or their respective properties, assets, rights or businesses, or (iii) to the knowledge of the Company, any of its or their officers or directors in connection with their businesses or affairs, in each case which is (x) in the ordinary course of the Company and its subsidiaries and could reasonably be expected, individually, to result in a liability to the Company or any of its subsidiaries in excess of $50,000 or (y) outside the ordinary course of business of the Company and its subsidiaries. There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of this transaction or which could reasonably be expected, either alone or in the aggregate with all such claims, suits, actions or proceedings, to have a Company Material Adverse Effect. Neither the Company nor any of its properties or assets is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  2.9 No Violation of Law; Licenses; Permits and Registration. Except as set forth on Schedule 2.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority or arbitration panel, except for violations which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 2.9 of the Company Disclosure Schedule, as of the date of this Agreement, no investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Company, threatened involving the Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. Each of the Company and its subsidiaries has all material permits, licenses, approvals, authorizations of and registrations under all federal, state, local and foreign laws applicable to it, and from all applicable governmental authorities as are required by the Company and its subsidiaries to carry on their respective businesses as currently conducted.

                  2.10 Taxes. All material Tax Returns required to be filed prior to the date hereof with respect to the Company and its subsidiaries or their income, properties, franchises or operations have been timely filed. Each such Tax Return has been prepared in material compliance with all applicable laws and regulations, and all such Tax Returns are true and correct in all material respects. The Company and its subsidiaries have duly paid in full or made adequate provisions on the books of the Company and its subsidiaries in accordance with GAAP for the payment of all Taxes for all past and current periods. The liabilities and reserves for Taxes reflected in the Company balance sheet included in the latest Company SEC Report filed prior to the date hereof to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with GAAP and there is no material liability for Taxes for the Company and each subsidiary for any period beginning after such date other than Taxes arising in the ordinary course of business. The Company and its subsidiaries have withheld and paid all Taxes to the appropriate governmental authorities required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Except as set forth on
Schedule 2.10 of the Company Disclosure Schedule, with respect to each taxable period of the Company and its subsidiaries: (a) no material deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company or any of its subsidiaries, other than a deficiency or an adjustment being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established on the books of the Company, (b) the Company and its subsidiaries have not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority, (c) the Company and its subsidiaries have not requested or been granted an extension of the time for filing any Tax Return, (d) there is no action, suit, taxing authority proceeding, or audit now in progress, or pending or, to the knowledge of the Company, threatened against or with respect to the Company or any of its subsidiaries regarding Taxes, and (e) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its subsidiaries.

                  2.11 Labor and Employment Matters. Neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, except as set forth on
Schedule 2.11 of the Company Disclosure Schedule to the Company's knowledge, there has been no effort by any labor union during the 24-month period prior to the date hereof to organize any employees of the Company or any of its subsidiaries into one or more collective bargaining units. There is no pending or, to the knowledge of the Company, threatened material labor dispute, strike or work stoppage at the Company or any of its subsidiaries. All persons classified by the Company or any of its subsidiaries as independent contractors and/or leased employees satisfy the requirements of applicable law to be so classified and neither the Company, nor any of its subsidiaries has any obligation to provide benefits to any such person, whether or not under any Company Plan (as such term is defined in Section 2.12 hereof).

                  2.12 Employee Benefit Plans; ERISA. Except as set forth on
Schedule 2.12(a) of the Company Disclosure Schedule, the Company and its subsidiaries do not maintain or contribute to or have any obligation or liability, actual or contingent, to or with respect to, directly or indirectly, any employee benefit plans, programs, arrangements or practices, including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar arrangements for the provision of benefits to employees (such plans, programs, arrangements or practices of Company and its subsidiaries being referred to as the "Company Plans").

                  With respect to each Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no events have occurred and no conditions exist that would subject the Company or any of its subsidiaries, either directly or indirectly, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations. Neither Company nor any of its subsidiaries has any obligation to create or contribute to any additional such plan, program, arrangement or practice or to amend any such plan, program, arrangement or practice so as to increase benefits or contributions thereunder, except as required under the terms of the Company Plans, or to comply with applicable law.

                  Neither the Company nor any of its subsidiaries contributes to, maintains, or has an actual or contingent liability with respect to, or sponsors any defined benefit pension plan and/or arrangement (whether or not subject to Title IV of ERISA). All Company Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code) and all other applicable laws, rules and regulations. Except as set forth on Schedule 2.12(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any actual or contingent liability in respect of the provision of post-employment or post-retirement benefits, including, but not limited to, health and life insurance benefits to any person (other than post-employment benefits provided in accordance with the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state law).

                  Other than as set forth on Schedule 2.12(c) of the Company Disclosure Schedule, no Company Plan or other agreement or arrangement exists that, as a result of the transaction contemplated by this Agreement, could result in the payment to any present or former employee of the Company or its subsidiaries of any money or other property or accelerate the time of, or increase the amount of payment to which such person may otherwise be entitled, or provide any other rights or benefits to any present or former employee of the Company or its subsidiaries or any other person, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code. Except as set forth on Schedule 2.12(c) of the Company Disclosure Schedule, no employee or former employee of the Company or any of its subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

                  2.13 Title to and Condition of Assets. Except as set forth on
Schedule 2.13 of the Company Disclosure Schedule, each of the Company and its subsidiaries has good and marketable fee title to, or, in the case of leased properties and assets, has good and valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in, or which are necessary to conduct, the business of the Company and its subsidiaries as currently conducted, free and clear of all Liens, other than (a) any Liens for current taxes, payments of which are not yet delinquent, (b) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), or (c) Liens arising under the Company's credit facilities or any refinancing or replacement thereof.

                  2.14 Brokers and Finders. Except with respect to KPS Management LLC (as contemplated by Sections 5.1 and 5.7), Charter URS LLC and Donaldson, Lufkin & Jenrette, Securities Corporation ("DLJ") each of whose fees will be paid by the Company, (a) the Company is not a party to or bound by any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby and (b) there is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                  2.15 Intellectual Property.

                      (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its subsidiaries own or have a valid license to use each trademark, patent or copyright (including any registrations or applications for registration of any of the foregoing) necessary to carry on the business of the Company and its subsidiaries, taken as a whole, as currently conducted (collectively the "Company Intellectual Property"). To the knowledge of the Company, neither the Company nor any of its subsidiaries has received any complaint, assertion, threat or allegation or otherwise has notice of any claim, lawsuit, demand, proceeding or investigation involving any such matters or otherwise knows that any of the Company Intellectual Property is invalid or conflicts with the rights of any third party.

                      (b) Except as set forth on Schedule 2.15(b) of the Company Disclosure Schedule, the Company and each of its subsidiaries owns free and clear of all Liens or has a valid license to use all computer software that is material to the operation of its business as presently conducted.

                  2.16 Environmental Matters.

                      (a) (i) The Company and its subsidiaries have conducted their respective businesses in material compliance with all applicable Environmental Laws (defined in Section 2.16(b)), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) except as set forth on
Schedule 2.16(a)(ii) of the Company Disclosure Schedule, none of the properties currently or formerly owned or operated by Company or any of its subsidiaries contain any Hazardous Substance (defined in Section 2.16(c)) as a result of any activity of Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws and, to the knowledge of the Company and Charles Baxter, no such condition exists on any of the properties as a result of any activity by any other Person, (iii) since May 6, 1998, neither Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity indicating that Company or any of its subsidiaries may be in material violation of, or materially liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Employees (as defined in Section 3.11) and Charles Baxter, threatened, against the Company or any of its subsidiaries under any Environmental Law arising out of, or related to, the current or past operation of business of the Company and its subsidiaries, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement or obligation, judgment or claim asserted or arising under any Environmental Law, except violations of the foregoing clauses (ii), (iv) or (vi) that, individually or in the aggregate, could not reasonably be expected to result in a liability to the Company or any of its subsidiaries in excess of $100,000 in the aggregate.

                      (b) As used herein, "Environmental Law" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

                      (c) As used herein, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

                  2.17 Material Contracts. The Company's SEC Reports filed prior to the date hereof contain a complete list of all contracts, agreements, licenses, notes, bonds, mortgages, guarantees, security agreements and commitments, including all amendments and modifications thereto, to which the Company or any of its subsidiaries is a party that are required to be disclosed pursuant to Item 601 of Regulation S-K under the Securities Act (the "Material Contracts") except as disclosed on Schedule 2.17(a). Except as disclosed on
Schedule 2.17(b) of the Company Disclosure Schedule, each Material Contract is valid and binding on the Company and is in full force and effect. The Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any terms or provisions of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under any Material Contract. To the knowledge of the Company, no other party to any Material Contract is in breach thereof or default thereunder.

                  2.18 Insurance. Neither the Company nor any of its subsidiaries is in default with respect to any policies or binders of fire, liability, workmen's compensation, vehicular or life insurance held by the Company and its subsidiaries or other types of policies customary for motor vehicle and equipment towing, recovery and transport services (the "Company Insurance Policies"), and neither has failed to give any notice or present any claim under such policy or binder in due and timely fashion, except as could not, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect. Schedule 2.18(a) of the Company Disclosure Schedule sets forth a list of the Company Insurance Policies, and Schedule 2.18(b) of the Company Disclosure Schedule sets forth the loss-runs for the past five years in respect thereof or, in the case of the Company's subsidiaries, since the date of the Company's acquisition of such subsidiary. The Company Insurance Policies are sufficient for the operation of the Company's business and are in full force and effect. Except as set forth on Schedule 2.18(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received a notice of cancellation or non-renewal of any such policy or binder. Except for claims disclosed on Schedule 2.18(d) of the Company Disclosure Schedule, there are no outstanding unpaid claims under any such policy or binder and, to the knowledge of the Company, none of the material unpaid claims disclosed on Schedule 2.18(d) of the Company Disclosure Schedule have been denied. The Company has not received notice of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance, except as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

                  2.19 Securities Law Compliance. Assuming the representations and warranties of the Investor set forth in Section 7 hereof are true and correct in all material respects, the issuance and sale of the Series A Preferred Stock pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Except as set forth on Schedule 2.19 of the Company Disclosure Schedule, neither the Company nor any Person acting on its behalf has, in connection with the sale of the Series A Preferred Stock, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (ii) any action involving a public offering within the meaning of Section 4(2) of the Securities Act, or (iii) any action that would require the registration under the Securities Act of the offering and sale of the Series A Preferred Stock pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws.

                  2.20 Acquisition Obligations.

                      (a) Schedule 2.20(a) sets forth a true and correct list of the Company's acquisitions since May 6, 1998.

                  Except as disclosed in the Company's SEC Reports filed prior to the date hereof, there is no outstanding right, option or other agreement of any kind which has or could reasonably be expected to have the effect of requiring the Company to register any of the Company's common stock or preferred stock or any other security of the Company, and there is no outstanding security of any kind of the Company convertible into any such right. Except as set forth on Schedule 2.20(b) of the Company Disclosure Schedule, there is no agreement of any kind which has or could reasonably be expected to have the effect of requiring the Company to keep effective a registration statement of the Company effective as of or following the date hereof with respect to any of the Company's common stock or preferred stock or any other security of the Company. Except as disclosed in the Company's SEC Reports filed prior to the date hereof, no Person has any right arising out of an acquisition by either the Company or any of its subsidiaries to participate in, or receive any payment based on revenue, income, value, net worth or other financial measure of the Company and/or any of its subsidiaries or any component or portion thereof.

                  2.21 Fraud and Abuse; Absence of Certain Business Practices. None of the Company or any of its subsidiaries nor any officer or director thereof nor, to the knowledge of the Company, any other Person or entity acting on behalf of any of the Company or any of its subsidiaries, acting alone or together, has (A) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from or on behalf of any Person or entity with whom any of the Company and its subsidiaries has done business directly or indirectly, or
(B) directly or indirectly, given or agreed to give any gift or similar benefit to any Person or entity who is or may be in a position to help or hinder the business of any of the Company and its subsidiaries which, in the case of either clause (A) or clause (B) above, could reasonably be expected to subject any of the Company and its subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

                  2.22 Disclosure.

                      (a) No representation or warranty by the Company in this Agreement and no statement contained in the schedules or exhibits or in any certificate to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements therein not misleading.

                      (b) The Investor has been furnished with, or given access to, complete and correct copies of all agreements, instruments or documents, together with any amendments or supplements thereto, set forth on, or underlying the Company Disclosure Schedule.

                                   SECTION 3

                             CONDITIONS OF PURCHASE

                  The Investor's obligation to purchase and pay for the Series A Preferred Stock shall be subject to the fulfillment to the Investors' satisfaction on or before the Closing Date of the following conditions:

                  3.1 Satisfaction of Conditions. The representations and warranties of the Company contained in this Agreement shall be, if specifically qualified by materiality or Company Material Adverse Effect, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, other than representations and warranties expressly stated to be made as of the date of this Agreement or of another date other than the Closing Date, which shall be true and correct as of such date, and the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects. The Company shall have delivered to the Investor a certificate dated the Closing Date to the foregoing effect.

                  3.2 Company Material Adverse Effect. There shall not have been any event, occurrence or change that has had or could be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect after the date of this Agreement and prior to the Closing Date.

                  3.3 Opinion of Counsel. The Investor shall have received an opinion of counsel to the Company, dated the Closing Date, in substantially the form of Appendix A attached hereto.

                  3.4 Authorization. The Board of Directors of the Company shall have duly adopted resolutions in form reasonably satisfactory to the Investor authorizing the Company to consummate the transactions contemplated hereby in accordance with the terms hereof, and the Investor shall have received a duly executed certificate of the Secretary of the Company setting forth a copy of such resolutions, the Company's Certificate of Designations, Preferences and Rights of Series A Preferred Stock (the "Certificate of Designations") and the By-laws and such other matters as may be requested by the Investor.

                  3.5 Effectiveness of Preferred Stock Terms. The Board of Directors of the Company shall have adopted a resolution establishing the terms of the Series A Preferred Stock as set forth in Appendix B hereto and such action shall have been made effective by the filing of a certificate of designations with the Secretary of State for the State of Delaware.

                  3.6 Delivery Documents. The Company shall have executed and delivered to the Investor (or shall have caused to be executed and delivered to the Investor by the appropriate persons) the following:

                      (a) Newly issued stock certificates issued to the Investor and evidencing the shares of the Series A Preferred Stock purchased by the Investor;

                      (b) A copy of the certificate of incorporation of the Company, as amended, certified as of the Closing Date by the Secretary of State of the State of Delaware;

                      (c) A copy of the By-laws of the Company, as amended to provide in a manner reasonably satisfactory to the Investor that a quorum for a meeting of the Board of Directors of the Company shall require that a majority of the total number of all directors be present and that at all times until the holders of the Series A Preferred Stock and the Series B Participating Convertible Preferred Stock (as such term is defined in the Certificate of Designation) no longer have the right under the Investors' Agreement or the Certificate of Designation to designate at least three of the Company's directors, a majority of the directors present be Investor Directors (as such term is defined in the Investors' Agreement), certified by the Company's secretary; and

                      (d) Certificates issued by the Secretary of State of Delaware certifying that the Company is in good standing.

                  3.7 HSR Compliance. The waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the transactions under this Agreement shall have expired or been terminated.

                  3.8 Consents. All consents set forth on Schedule 2.4(b) of the Company Disclosure Schedule and the consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required to consummate the transactions under this Agreement shall have been obtained and be in effect at the Closing Date.

                  3.9 Compliance with Law. The issuance and sale of the Series A Preferred Stock to the Investor shall be made in conformity with all applicable state and federal securities laws.

                  3.10 Stockholder Approval. At a special meeting of the stockholders of the Company entitled to vote (the "Special Meeting"), the stockholders of the Company shall have approved the issuance to the Investor pursuant to this Agreement of the Series A Preferred Stock (the "20% Issuance").

                  3.11 Employment Arrangements. Gerald Riordan, Donald Marr, Michael Wysocki and Harold Warren Borhauer II (collectively, the "Employees") shall have entered into employment agreements with the Company substantially on the terms set forth on Exhibit B, which agreements shall supercede and terminate any agreement between each of the Employees and the Company otherwise in effect as of the Closing and the forms of such agreements shall have been agreed to by the Investor and the Employees not later than forty-five days following the date hereof.

                  3.12 No Order.

                      (a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Closing or any of the other transactions contemplated hereby shall be in effect.

                      (b) No stockholder of the Company shall have brought an action in its own name or in the name of the Company which seeks a remedy (in law or equity) as a result of or otherwise in connection with (i) this Agreement and the transactions contemplated hereby or (ii) the Company's SEC Reports filed prior to the Closing (each, a "Stockholder Suit").

                  3.13 Ancillary Agreements. The Company shall have duly authorized, executed and delivered an Investors' agreement, substantially in the form attached hereto as Exhibit C (the "Investors' Agreement"), and a registration rights agreement, substantially in the form attached hereto as Exhibit D.

                  3.14 Investor Directors. There shall have been elected to the Board of Directors of the Company, the number of directors entitled to be appointed by the Investor pursuant to and in accordance with the terms of the Investors' Agreement and the Certificate of Designation.

                  3.15 Refinancing Company's Credit Facility. A refinancing or replacement of the Company's existing credit facility shall be available at the Closing providing for at least $25 million available for borrowing in addition to the amount outstanding at Closing, all on terms and conditions reasonably satisfactory to the Investor, it being understood that as to principal, maturity, rate, fees and security the Investor acknowledges that an $80 million principal amount (including a $10 million letter of credit facility), five year maturity loan, with interest at LIBOR plus 3% and/or Prime plus 1-1/2% and a $1.5 million closing fee and $200,000 annual agency fee, which is secured by a first lien on substantially all of the assets of the Company and its subsidiaries, will be acceptable to the Investor.

                  3.16 Restructuring of Charterhouse Debentures. The Company, the Investor and Charterhouse shall have consummated an agreement for restructuring of the Charterhouse Debentures in substantially the form of Exhibit E hereto.

                  3.17 NASDAQ Listing. The Company's shares shall trade on the NASDAQ National Market.

                  3.18 Modification of Certificate of Designation. The Company agrees that, at the election of the Investor in its sole discretion made not later than 15 days after the date hereof, the Company and the Investor shall undertake to modify and amend the form Certificate of Designation so as to grant the Investor the right to have issued to it, in lieu of the Series A Preferred Stock and the Series B Preferred Stock, shares of a single class of the Company's convertible preferred stock that will be the economic equivalent of the Series A Preferred Stock and the Series B Preferred Stock and which will (i) accumulate and compound preferred dividends, (ii) participate in any other dividends declared or paid by the Company, and (iii) be convertible, on the terms and conditions and into the same number of shares of Company Common Stock as would have been the case had the Investor purchased and converted the Series A Preferred Stock (and any Series B Preferred Stock issuable thereon) as contemplated by the Certificate of Designation. The form of such modified and amended Certificate of Designation shall be in a form acceptable to the Company, the Investor and Charterhouse.

                                   SECTION 4

                               CONDITIONS OF SALE

                  The Company's obligation to issue the Series A Preferred Stock to the Investor and perform its other obligations hereunder shall be subject to the fulfillment to the Company's satisfaction on or before the Closing Date of the following conditions:

                  4.1 Satisfaction of Conditions. The representations and warranties of the Investor contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, other than representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date, which shall be true and correct as of such date, and the covenants and agreements contained in this Agreement to be compiled with by the Investor on or before the Closing shall have been complied with in all material respects. The Investor shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

                  4.2 HSR Compliance. The waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the transactions under this Agreement shall have expired or been terminated.

                  4.3 Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required to consummate the transactions under this Agreement shall have been obtained and be in effect at the Closing Date.

                  4.4 Compliance with Law. The issuance and sale of the Series A Preferred Stock to the Investor shall be made in conformity with all applicable state and federal securities laws.

                  4.5 Stockholder Approval. At the Special Meeting the stockholders shall have approved the 20% Issuance.

                  4.6 Refinancing Company's Credit Facility. A commitment letter from a lender containing customary closing conditions (the "Commitment Letter") shall have been received by the Company for a new credit facility with a group of banks reasonably satisfactory to the Company in an amount sufficient to allow for repayment of all amounts outstanding under the Company's existing credit facility as of the Closing Date and to provide for a minimum of $25 million of additional borrowings that are immediately available to the Company after giving effect to such repayment, all on terms and conditions reasonably satisfactory to the Company; provided, however, that this condition shall be deemed satisfied only if the Investor shall have delivered to the Company such a Commitment Letter on or prior to 45 days after the date hereof; provided, further, however, that it shall not be considered a customary condition for the commitment to be subject to any further business due diligence and it shall be considered customary that the commitment be subject to material adverse change, documentation and market conditions.

                  4.7 Certificates for Related Parties. At the Closing, the Investor shall have delivered to the Company, in form and substance reasonably satisfactory to the Company, certificates executed by each of the equity interest holders in the Investor with respect to their investment intent and qualification as accredited and sophisticated investors, and containing representation and warranties for the benefit of the Company similar to those in
Section 7.1.

                  4.8 No Order.

                      (a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Closing or any of the other transactions contemplated hereby shall be in effect.

                      (b) No stockholder of the Company shall have brought an action in its own name or in the name of the Company which seeks a remedy (in law or equity) as a result of or otherwise in connection with this Agreement and the transactions contemplated hereby.

                  4.9 Refinancing Company's Credit Facility. A refinancing or replacement of the Company's existing credit facility shall be available at the Closing providing for at least $25 million available for borrowing in addition to the amount outstanding at Closing, all on terms and conditions reasonably satisfactory to the Company, it being understood that as to principal, maturity, rate, fees and security the

Company acknowledges that an $80 million principal amount (including a $10 million letter of credit facility), five year maturity loan, with interest at LIBOR plus 3% and/or Prime plus 1-1/2% and a $1.5 million closing fee and $200,000 annual agency fee, which is secured by a first lien on substantially all of the assets of the Company and its subsidiaries, will be acceptable to the Company.

                                    SECTION 5

                                    COVENANTS

                  5.1 Annual Management Fee. Commencing as of the Closing Date, the Company will pay KPS Management LLC an annual management fee of (a) $1,000,000, payable in arrears in quarterly installments on the last day of each calendar quarter, as long as holders of the Series A Preferred Stock have the right under the Investors' Agreement or the Certificate of Designation to designate a majority of the Company's directors or (b) $500,000, payable in arrears in quarterly installments on the last day of each calendar quarter for as long as the Investor has the right under the Investors' Agreement or the Certificate of Designation to designate at least three of the Company's directors. The Company shall not be obligated to pay (but such amounts shall accrue with interest at an annual rate of [Prime plus 1-1/2%]) the annual management fee if the Company shall be in default under its senior credit facility unless such payment is otherwise permitted thereby. No management fee will be paid or accrue to KPS Management LLC if the Investor does not have the right under the Investors' Agreement or the Certificate of Designation to designate at least three Directors.

                  5.2 Expenses.

                      (a) If the Closing occurs, the Company will pay the actual reasonable fees and expenses incurred by the Investor in connection with the negotiation, execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto (including the reasonable fees and expenses of counsel, accountants and other representatives engaged by the Investor in connection with such transactions) ("Transaction Expenses").

                      (b) If this Agreement is terminated for any reason, other than a material breach of any representation, warranty, covenant or agreement on the part of the Investor set forth in this Agreement, the Company shall reimburse the Investor for its Transaction Expenses in an amount not to exceed $400,000 within five days after receiving documentation evidencing such fees, except that if this Agreement is terminated pursuant to Section 8.4(d) or
Section 8.4(h) the maximum amount shall be $750,000.

                      (c) If this Agreement is terminated pursuant to Sections 8.4(f), (g) or (i), then the Company shall pay to the Investor a fee not later than the time of such termination, in cash of $3,000,000 less the amount of Transaction Expenses of the Investor theretofore reimbursed by the Company (the "Breakup Fee"). If (i) on or after the date hereof but before the Special Meeting (A) any Person or group shall have informed the Company that such Person or group or any member or Affiliate thereof proposes, intends to propose, is considering proposing, or will or may, if the 20%

Issuance is delayed, abandoned or not approved by the Company's stockholders, propose a Superior Proposal or (B) any such Person or group or the Company publicly announces (including any filing with any federal or state office or agency) that such Person or group or any member or Affiliate thereof has proposed, intends to propose, is considering proposing, or will or may, if the 20% Issuance is delayed, abandoned or not approved by the Company's stockholders, propose a Superior Proposal and (ii) either the Company or the Investor terminates this Agreement pursuant to Section 8.4(h), and, not later than six months after such termination, the Company shall enter into a definitive purchase agreement with respect to a Competing Transaction with such Person or group or a member or Affiliate thereof that constitutes a Superior Proposal (the "Alternative Definitive Agreement"), the Breakup Fee shall be paid by the Company to the Investor if, as and when (whether or not within the six month period referred to above) the Company shall consummate the transactions contemplated by the Alternative Definitive Agreement.

                      (d) Notwithstanding anything to the contrary contained herein, the Company will pay the fees and expenses incurred by the Company or any of its subsidiaries in connection with the negotiation, execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto (including the fees and expenses of counsel, accountants and other representatives engaged by the Company or any of its subsidiaries in connection with such transactions).

                  5.3 Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, prior to the Closing Date or earlier termination of this Agreement as provided herein, unless the Investor shall otherwise agree in writing and except as contemplated by this Agreement:

                      (a) the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business substantially consistent with past practice and use its and their respective reasonable best efforts to preserve substantially intact their current material business organizations, keep available the services of their current officers and employees (except for terminations of employees in the ordinary course of business) and preserve their material relationships with others having significant business dealings with them;

                      (b) the Company shall not (i) create any new class of shares having a preference with respect to dividends and/or liquidation over or on parity with the Series A Preferred Stock, (ii) increase the authorized number of shares of Series A Preferred Stock, (iii) (A) declare, set aside, pay or effect any dividend or other distribution or payment in cash, stock or property in respect of any of its shares of capital stock, provided, that the Company may implement a reverse stock split of the Company Common Stock substantially on the terms and conditions set forth in the Company's Preliminary Proxy Statement as filed with the SEC on March 30, 2000, or (B) split, combine, reclassify, exchange or substitute any of the capital stock or other security of the Company, (iv) sell a majority of its assets in one or a series of related transactions, or effect any merger, consolidation or combination of the Company with another Person, or (v) effect any tender or exchange offer involving the Company's equity securities or any security convertible into, exchangeable for, or that otherwise gives the holder the right to obtain, equity securities of the Company;

                      (c) neither the Company nor any of its subsidiaries shall
(i) except as expressly permitted by Section 5.3(j) and except for shares issued upon the exercise of stock options outstanding as of the date hereof, issue, grant, sell, pledge or transfer or agree or propose to issue, grant, sell, pledge or transfer any shares of capital stock, stock options, warrants, debt or equity securities or rights of any kind or rights to acquire any such shares, securities or rights of the Company, any of its subsidiaries or any successor thereto, (ii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company or its subsidiaries of any class or any options, warrants or other rights to purchase any such shares except for employee stock options, "holdback" shares which revert to the Company under the terms of the agreements pursuant to which the Company made the acquisitions set forth on Schedule 2.20(a) of the Company Disclosure Schedule, or as otherwise provided in this Agreement, or (iii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                      (d) neither the Company nor any of its subsidiaries shall make any material change in its accounting principles or methods, except as may be required by a change in GAAP or a change in any rule or regulation of the SEC;

                      (e) neither the Company nor any of its subsidiaries shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any Person;

                      (f) neither the Company nor any of its subsidiaries shall sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its property or assets except for (x) assets acquired after the date hereof in accordance with the terms of this Agreement and which become subject to Liens pursuant to the Company's existing credit facilities, (y) vehicles or equipment acquired or leased after the date hereof, and (z) the sale of any assets in one or a series of transactions with a book value lower than $50,000 individually and $3,000,000, in the aggregate;

                      (g) except as set forth in Schedule 5.3(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall acquire or agree to acquire any assets, other than inventory, vehicles or equipment in the ordinary course of business consistent with past practice, that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, or make or agree to make any capital expenditures except capital expenditures which, in the aggregate, do not exceed $4,000,000 per fiscal quarter;

                      (h) neither the Company nor any of its subsidiaries shall
(i) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person except for guaranties by the Company of obligations of the Company's subsidiaries, or of independent contractors providing services to the Company in the ordinary course of business (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, (C) guarantee any debt securities of another person, (D) enter into any "keep well" or other agreement to maintain any financial statement condition of another person or (E) enter into any arrangement having the economic effect of any of the foregoing, except for (x) draw-downs by the Company incurred in the ordinary course of business consistent with past practice under currently existing indebtedness agreements or (y) any indebtedness in an aggregate amount not to exceed $5,000,000, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly-owned subsidiary of the Company;

                      (i) neither the Company nor any of its subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization or resolutions providing for or authorizing such a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization, other than internal restructurings or reorganizations undertaken for operational purposes only;

                      (j) except in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries shall adopt, establish, enter into, terminate, withdraw from or amend (except as may be required by law) any bonus, profit sharing, thrift compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, or increase the compensation or fringe benefits of or loan or advance money or other property to any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement;

                      (k) except in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries shall grant to employees any new or modified severance (except for increases in severance granted to employees other than executive officers in the ordinary course of business which are immaterial individually and in the aggregate) or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof;

                      (l) neither the Company nor any of its subsidiaries shall engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's or its subsidiaries' Affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, except pursuant to agreements, arrangements or understandings existing as of the date hereof and disclosed on
Schedule 5.3(l) of the Company Disclosure Schedule or in the Company's SEC Reports filed prior to the date hereof;

                      (m) neither the Company nor any of its subsidiaries shall authorize any, or commit or agree to do any of the things described in clauses
(a) through (l).

                  5.4 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the Investor and the Company. Thereafter, each of the Investor and the Company shall consult with the other before issuing any press release with respect to this Agreement or any of the transactions contemplated hereby.

                  5.5 Company Stockholders' Meeting. The Company shall use its best efforts to take all actions necessary or advisable and permitted by applicable Law to (i) hold a stockholders' meeting as promptly as practicable for the purpose of voting upon the approval of the issuance of the Series A Preferred Stock pursuant to the terms of the Certificate of Designations, (ii) recommend that the stockholders of the Company vote to approve the 20% Issuance, and (iii) secure the requisite vote or consent of stockholders for the 20% Issuance.

                  5.6 No Solicitation of Transactions.

                      (a) The Company will not, directly or indirectly, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisers or representatives (collectively, the "Representatives") not to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its subsidiaries or any Representative retained by it to take any such action.

                      (b) Notwithstanding the foregoing, (i) the Company may, in response to an unsolicited bona fide written offer or proposal with respect to a proposed Superior Proposal and pursuant to a confidentiality agreement no less favorable to the Company than the Investor Confidentiality Agreement, furnish confidential or non-public information to a financially capable Person (a "Potential Acquirer") and negotiate with such Potential Acquirer if the Board of Directors of the Company, after consulting with its outside legal counsel, determines in good faith that the failure to provide such confidential or non-public information to or negotiate with such Potential Acquirer would be reasonably likely to constitute a breach of its fiduciary duty to the Company's stockholders, and (ii) the Company's Board of Directors may recommend to the Company's stockholders that they accept such Superior Proposal or otherwise take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 under the Exchange Act. It is understood and agreed that negotiations and other activities conducted in accordance with this Section 5.6(b) shall not constitute a violation of Section 5.6(a).

                      (c) The Company shall promptly, but in any event within two days, advise the Investor in writing of any Competing Transaction or any inquiry regarding the making of a Competing Transaction, including any request for information, the material terms and conditions of such request, Competing Transaction or inquiry and the identity of the Person making such request, Competing Transaction or inquiry. The Company shall keep the Investor reasonably informed of the status and details, including any amendments or proposed amendments, of any such request, Competing Transaction or inquiry.

                  5.7 Transaction Fee. At the Closing, the Company will pay KPS Management LLC a transaction fee of $2,500,000.

                  5.8 All Reasonable Efforts; Agreement to Cooperate.

                      (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the Investor and the Company shall as promptly as practicable after the date hereof, file a Notification and Report Form under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and each of the Investor and the Company shall promptly respond to any request for additional information pursuant to the HSR Act.

                      (b) Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, the Company shall use its reasonable best efforts to take or cause to be taken all reasonable action and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to obtain all consents, amendments to or waivers from other parties under the terms of all Material Contracts and other material leases, agreements, indentures, instruments, permits, concessions, franchises or licenses applicable to the Company or its subsidiaries required as a result of the transactions contemplated by this Agreement and obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal or state law or regulation.

                      (c) Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, the Investor will use its commercially reasonable efforts to take or cause to be taken, all reasonable action and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to obtain a refinancing or replacement of the Company's existing credit facility in an amount sufficient to repay all amounts outstanding under the Company's existing credit facility as of the Closing Date and to provide for a minimum of $30 million of additional borrowings that are immediately available to the Company after giving effect to such repayment. Nothing in this Section 5.8(c) shall require the Investor to agree to any modification of the Certificate of Designation, this Agreement or any of the Ancillary Agreements or make an investment in the Company that is greater than the amount contemplated hereby.

                                   SECTION 6

                             CONFIDENTIALITY; ACCESS

                   6.1 Existing Agreement. The existing confidentiality agreement between Investor and the Company (the "Investor Confidentiality Agreement") shall remain in full force and effect until the Closing; provided, however, that in the event of a conflict between (i) this Agreement and the Ancillary Agreements and (ii) the Investor Confidentiality Agreement, this Agreement and the Ancillary Agreements shall supersede the Investor Confidentiality Agreement.

                  6.2 Access; Notification of Certain Matters.

                      (a) Upon reasonable notice, the Company shall afford the Investor and its representatives and representatives of all prospective sources of financing reasonable access during normal business hours to the offices, properties, books, records and personnel of the Company and its subsidiaries and such additional information concerning the business and properties of the Company and its subsidiaries as the Investor and its representatives may reasonably request. The Company shall instruct its and its subsidiaries' employees, counsel and financial advisors to cooperate with the Investor in its investigation of the business of the Company and its subsidiaries.

                      (b) The Company shall, promptly (and in any event within five (5) business days) after obtaining knowledge of any of the following occurring subsequent to the date of this Agreement and prior to the Closing Date, notify the Investor of: (i) any material claims, actions, proceedings, tax audits or investigations commenced or, to its knowledge, threatened in writing, involving or affecting the Company or any of its subsidiaries or any of their properties or assets, which if adversely resolved could reasonably be expected to have a Company Material Adverse Effect, (ii) any notice of, or other written communication relating to, a default or event which, with notice or lapse of time or both, could reasonably be expected to become a default, received by the Company or any of its subsidiaries, under any agreement, contract, lease, indenture, permit, concession, franchise, license or other instrument to which the Company or any of its subsidiaries is a party where such a default has had or could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (iii) any material event or emergency outside the normal course of the business of the Company or any of its subsidiaries, including, without limitation, any instances of wrongful injury or wrongful death involving the Company or any of its subsidiaries, or otherwise of a nature that would reasonably be expected to customarily be reported at a meeting of the Board of Directors of the Company or of any of its committees, or (iv) any governmental complaints, investigations, proceedings or hearings (or communications indicating that the same may be contemplated) relating to either the Company or any of its subsidiaries that are of a nature which would customarily be reported at a meeting of the Board of Directors of the Company or any of its committees.

                  6.3 Management Rights. In addition to the Investor's rights set forth in the Investors' Agreement, and in no way limiting such rights, the Investor shall have the following rights:

                      (a) Consultation with Management. During the period after the Closing until Investor no longer owns any stock of the Company (the "Consultation Period"), the Company shall permit the Investor at all reasonable times and at the Company's expense, to discuss the Company's business and affairs with its officers, directors and independent accountants.

                      (b) Proposals and Recommendations. During the Consultation Period, the Investor shall be entitled, from time to time, to make proposals, recommendations and suggestions to the Company relating to the business and affairs of the Company; provided, however, that failure by the Company to accept such proposals, recommendations or suggestions shall not be considered a breach of this Agreement or the Ancillary Agreements by the Company.

                      (c) Examination of Books. During the Consultation Period, the Company shall permit the Investor at all reasonable times and at the Investor's expense, to examine such books, records, documents and other written information in the possession of the Company relating to its affairs as the Investor may reasonably request.

                      (d) Inspection of Properties. During the Consultation Period, the Company shall permit the Investor, at all reasonable times and at the Investor's expense, to visit and inspect the Company's properties.

                                   SECTION 7

                            INVESTOR REPRESENTATIONS

                  7.1 Representations. It is the understanding of the Company, and the Investor hereby represents and warrants to the Company with respect to the Investor's purchase of Series A Preferred Stock hereunder that:

                      (a) The execution of this Agreement has been duly authorized by all necessary action on the part of the Investor, has been duly executed and delivered by the Investor, and constitutes a valid, binding agreement of the Investor, enforceable in accordance with its terms.

                      (b) The Investor is acquiring the Series A Preferred Stock for its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act.

                      (c) The Investor understands that because the Series A Preferred Stock has not been registered under the Securities Act, it cannot dispose of any or all of the Series A Preferred Stock unless such securities are subsequently registered under the Securities Act or exemptions from such registration are available. The Investor understands that each certificate representing the Series A Preferred Stock will bear the following legend or one substantially similar thereto:

                  The securities represented by this certificate have not been registered under the Securities Act. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold or otherwise transferred without an effective registration statement for such securities under the Act or the availability of an exemption from such registration requirements.

                      (d) The Investor is sufficiently knowledgeable and experienced in the making of special situation investments so as to be able to evaluate the risks and merits of its investment in the Company, and is able to bear the economic risk of loss of its investment in the Company.

                      (e) The Investor has been advised that none of the Series A Preferred Stock has been registered under the Securities Act or under the "blue sky" laws of any jurisdiction and that the Company, in issuing the Series A Preferred Stock is relying upon, among other things, the representations and warranties of the Investor contained in this Section 7.

                      (f) Except for KPS Management LLC, no broker, finder, agent or similar intermediary has acted on behalf of the Investor in connection with this Agreement or the transactions contemplated hereby and except as set forth in Sections 2.14, 5.1 and 5.7, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith.

                                   SECTION 8

                         INDEMNIFICATION AND TERMINATION

                  8.1 Indemnification, Fees and Expenses.

                      (a) Each party shall indemnify, defend, and hold the other party harmless against all liability, losses, claims, charges, actions, suits, proceedings, penalties, fines, settlements, judgments or damages, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) (collectively, "Losses"), arising from the breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

                      (b) The Company shall indemnify, defend, and hold the Investor harmless against all Losses arising from any Stockholder Suit instituted prior to the Closing of which the Investor did not have knowledge at the Closing or instituted after the Closing.

                      (c) All indemnification obligations under this Section 8 shall be net of any insurance proceeds received by the indemnified party in respect of the event or circumstance giving rise to the claim for indemnification.

                  8.2 Indemnification Procedure. Whenever a claim shall arise for indemnification under Section 8.1, the party entitled to indemnification (the "Indemnified Party") shall give notice to the other party (the "Indemnifying Party") of any matter that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement within 30 days after the Indemnified Party first learns of such claim, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 8.1 except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under
Section 8.1. The obligations and liabilities of the Indemnifying Party under
Section 8.1 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in Section 8.1 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim following receipt by the Indemnified Party of such notice in the time frame provided above; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 8.1 except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under Section 8.1. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would prevent the same counsel from representing both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party provided that no more than one law firm (plus any local counsel required) is so retained. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

                  8.3 Indemnification Thresholds and Limitations.

                      (a) Except as set forth below, neither party shall have any indemnification obligations hereunder in respect of a breach of any representation or warranty set forth in this Agreement, unless the aggregate Losses by the Indemnified Party exceed $250,000 (the "Basket Amount"), in which case the Indemnifying Party shall indemnify the other party in respect of the excess above that amount.

                      (b) Notwithstanding any provision herein to the contrary, neither party shall have liability for any claim for indemnification asserted by the other party to the extent the amount of such claim combined with any previous claims for indemnification exceeds $25,000,000 (the "Cap").

                      (c) The Company and the Investor have agreed that separate standards will apply to the use of terms such as "material," "materiality," and "Material Adverse Effect" (together, the "Company Materiality Terms") for purposes of determining the satisfaction of Section 3.1, on the one hand, and the rights to indemnification under Section 8.3, on the other. For purposes of determining the satisfaction of Section 3.1, the Company Materiality Terms shall each be given their respective separate meanings in accordance with applicable law. For purposes of indemnification, the representations and warranties in
Section 2 shall be construed as if they were not qualified by the Company Materiality Terms.

                      (d) Notwithstanding anything to the contrary contained herein, the Basket Amount and the Cap shall not apply with respect to any Losses for amounts paid by the Investor or its directors, officers or affiliates as a result of or otherwise in connection with a Stockholder Suit in which the Investor or its directors, officers or affiliates are named as a defendant and which was (x) instituted prior to the Closing and of which the Investor did not have knowledge at the Closing or (y) instituted after the Closing.

                      (e) The indemnification provided for in Section 8.1(b) shall be limited as follows: Losses arising under Stockholder Suits covered by
Section 3.12(b)(ii) shall be limited to actual out-of-pocket costs of defense (including reasonable fees and expenses of counsel) and amounts paid by the Investor or the Company in settlement or by reason of judgments incurred that are not actually recovered under an insurance policy and shall not include any other measure of damage or loss, including without limitation, consequential damages. Such Losses shall not be indemnified in cash but, subject to Sections 8.3(a) and 8.3(b), shall be recovered by a downward adjustment in the Conversion Price of the Series A Preferred Stock and the Series B Preferred Stock. Losses arising under Stockholder Suits covered by Section 3.12(b)(i) shall, subject to Sections 8.3(a) and 8.3(b), be limited to cash reimbursement of the actual out-of-pocket costs of defense (including reasonable fees and expenses of counsel) incurred by the Investor.

                      (f) The Company shall pay to the Investor 50% of the amount by which the fee paid to DLJ by the Company exceeds $1.5 million (in cash or fair market value of Company Common Stock). Such payment shall not exceed $750,000 paid in Company Common Stock valued at the fair market value thereof as of the date of payment.

                  8.4 Termination. This Agreement may be terminated and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, pursuant to a written notice of such termination, as follows:

                      (a) by mutual written consent of each of the Investor and the Company;

                      (b) by either the Investor or the Company if the Closing date shall not have occurred on or before August 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.4(b) shall not be available to any party whose breach has caused the failure of the Closing to occur on or before such date;

                      (c) by the Company if there shall be any (x) restraining order, injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Closing or any of the other transactions contemplated hereby which is final and nonappealable or (y) action commenced by a stockholder of the Company which seeks a remedy (in law or equity) as a result of or otherwise in connection with this Agreement and the transactions contemplated hereby.

                      (d) by the Investor upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty shall have become untrue, such that the conditions set forth in Section 3.1 would not be satisfied ("Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for as long as the Company continues to exercise such efforts, but not beyond the date specified in paragraph (b) above, the Investor may not terminate this Agreement under this Agreement 8.4(d);

                      (e) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Investor set forth in this Agreement, or if any representation or warranty shall have become untrue, such that the conditions set forth in Section 4.1 would not be satisfied ("Terminating Investor Breach"); provided, however, that if such Terminating Investor Breach is curable by the Investor through the exercise of its reasonable best efforts and for as long as the Investor continues to exercise such efforts, but not beyond the date specified in paragraph (b) above, the Company may not terminate this Agreement under this Section 8.2(e);

                      (f) by the Company if the Company receives a Superior Proposal, resolves to accept such Superior Proposal; provided, however, that prior to such termination (x) the Company shall have given the Investor two days' prior written notice of its intention to terminate pursuant to this provision and (y) the Company shall have paid to the Investor in immediately available funds the amounts referred to in Section 5.2(c);

                      (g) by the Company if (A) a tender or exchange offer is commenced by a Potential Acquirer for all outstanding shares of Company common stock, and (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders that they tender their shares in such tender or exchange offer; provided, however, that prior to such termination (x) the Company shall have given the Investor two days' prior written notice of its intention to terminate pursuant to this provision and (y) the Company shall have paid to the Investor in immediately available funds the amounts referred to in Section 5.2(c);

                      (h) by either the Company or the Investor if the stockholders of the Company fail to approve the 20% Issuance at the Special Meeting;

                      (i) by the Investor if (i) the Board of Directors of the Company has withdrawn, modified or changed its approval or recommendation of this Agreement, or approved or recommended a Superior Proposal, (ii) the Company enters into any agreement with a Person with respect to a transaction the proposal of which qualifies as a Superior Proposal, or (iii) (A) a third party commences a tender offer or exchange offer for all of the outstanding shares of the Company common stock and (B) the Board of Directors of the Company has recommended that the shareholders of the Company tender their shares in such tender or exchange offer, or (iv) the Board of Directors of the Company shall have resolved to do any of the foregoing;

                      (j) by the Investor, if a Company Material Adverse Effect has occurred;

                      (k) by the Company, after the expiration of 45 days from the date hereof but on or prior to 55 days after the date hereof, if the condition set forth in Section 4.6 shall not have been satisfied; or

                      (l) by the Investor if there shall be any Stockholder
Suit.

                  8.5 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.5, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Investor or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies set forth in Sections 5.2(b) and 5.2(c); provided, however, that nothing herein shall relieve any party from liability for any willful or intentional breach of any covenant or agreement of such party contained in this Agreement.

                                   SECTION 9

                                   DEFINITIONS

                  9.1 As used herein, the following terms shall have the following meanings:

                  "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company Disclosure Schedule" means the disclosure schedule of the Company attached hereto and incorporated herein by this reference which identifies exceptions to, and sets forth certain other information regarding, the representations and warranties and covenants of the Company contained herein by numbered Schedules corresponding to the Section numbers of such provisions.

                  "Company Material Adverse Effect" shall mean any material adverse effect on the business, operations, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

                  "Competing Transaction" means the occurrence of a transaction resulting in any of the following: (i) any Person, other than a trustee or other fiduciary holding securities of the Company under a Company benefit plan or any of the Company's subsidiaries or any stockholder (and such stockholder's Affiliates) as of the date hereof and direct transferees thereof, becoming, after the date hereof, the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing, or convertible into, 20% or more of the outstanding Company common stock; (ii) the merger or consolidation of the Company with any other corporation; or (iii) the sale or transfer (in one transaction or a series of related transactions) of all or any substantial part of the assets of the Company and its subsidiaries, taken as a whole (including, without limitation, a sale of stock of a subsidiary of the Company (whether by sale or direct issuance), representing a substantial part of the assets of the Company and its subsidiaries, taken as a whole) other than to a subsidiary of the Company.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "GAAP" means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "knowledge of the Company" or "Company's knowledge" shall mean the knowledge of Gerald R. Riordan, Donald Marr, Hal Borhauer, Michael Wysocki, Rick McGinn, Patrick Riley, Michael Moscinski and Charles Baxter.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

                  "Person" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Superior Proposal" means an offer made by a third party to consummate a Competing Transaction that the Board determines, in its reasonable judgment (after consultation with a nationally recognized independent financial advisor), to be more favorable to the Company's stockholders than the terms of the transactions contemplated by this Agreement; provided, however, that as used in Section 5.1(c), Superior Proposal shall mean a Competing Transaction that is more favorable to the Company's stockholders than the terms of the transaction contemplated by this Agreement from a financial point of view.

                  "Tax Returns" means any return, report or other document required to be supplied to a taxing authority in connection with Taxes.

                  "Taxes" means all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, together with all interest and all penalties, additions to tax or additional amounts imposed by any of them.

                  "Thirty Day Average Share Price" means the average of the last reported sale prices per share of the Company Common Stock on the Nasdaq National Market (or on such other United States stock exchange or public trading market on which the shares of Company Common Stock are listed or trade at the time of the calculation; provided, however, that if a reverse stock split is effected between the date hereof and the Closing, the sale price on all days prior to such effective date shall be adjusted by multiplying such price by the number of shares converted into one share of Company Common Stock in such reverse stock split.

                  "20% Issuance" shall have the meaning provided in Section 3.10 hereof.

                  9.2 As used herein, the following terms shall have the meanings ascribed to them in the Section of this Agreement opposite each such term:

                           Term                                     Section
                           ----                                     -------
                           Aggregate Purchase Price                 1.2
                           Agreement                                Preamble
                           Alternative Definitive Agreement         5.2(c)

                           Ancillary Agreements                     Preamble
                           Basket Amount                            8.3(a)
                           Breakup Fee                              5.2(c)
                           Cap                                      8.3(b)
                           Certificate of Designations              Preamble
                           Charterhouse                             Preamble
                           Closing                                  1.3
                           Closing Date                             1.3
                           Commitment Letter                        4.6
                           Company                                  Preamble
                           Company Common Stock                     2.2
                           Company Financial Statements             2.5(b)
                           Company Insurance Policies               2.18
                           Company Intellectual Property            2.15(a)
                           Company Materiality Terms                8.3(c)
                           Company Plans                            2.12
                           Company Preferred Stock                  2.2
                           Company Required Statutory Approvals     2.4(c)
                           Company SEC Reports                      2.5(a)
                           Company Stockholder Approval             2.4(a)
                           Consultation Period                      6.3(a)
                           "control"                                9.1(a)
                           DLJ                                      2.14
                           Employees                                3.11
                           Environmental Law                        2.16(b)
                           Hazardous Substance                      2.16(c)
                           Indemnified Party                        8.2
                           Indemnifying Party                       8.2
                           Investor                                 Preamble
                           Investor Confidentiality Agreement       6.1
                           Investors' Agreement                     3.13
                           Losses                                   8.2(b)
                           Material Contracts                       2.17
                           Per Share Purchase Price                 1.1
                           Potential Acquirer                       5.6(b)
                           Representatives                          5.6(a)
                           Series A Preferred Stock                 Preamble
                           Special Meeting                          3.10
                           Stockholder Suit                         3.12(b)
                           Terminating Company Breach               8.4(d)
                           Terminating Investor Breach              8.4(e)
                           Third Party Claims                       8.2
                           Transaction Expenses                     5.2(b)
                           20% Issuance                             3.10

                                   SECTION 10

                                     GENERAL

                  10.1 Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company and any Investor and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision; provided, however, that except as otherwise provided herein or therein, changes in or additions to, and any consents required by, this Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) with respect to the holders of the Series A Preferred Stock by a consent or consents in writing signed by the holders of a majority in interest of such series; provided, further, that the amendment, modification or waiver of any provision which by its terms requires the consent or approval of holders of more than a majority in interest of such series shall only be effective if it is signed by holders of such requisite percentage. Any amendment or waiver effected in accordance with this Section 10.1 shall be binding upon each holder of the Series A Preferred Stock at the time outstanding, each future holder of all such securities and the Company. The waiver or failure to insist upon strict compliance with any condition or provision hereof shall not operate as a waiver of, or estoppel with respect to, any subsequent or other waiver or failure.

                  10.2 Survival of Representations, Warranties and Covenants, Assignability of Rights. All representations and warranties made herein and in the certificates, exhibits or schedules delivered or furnished by or on behalf of a party to the other party in connection herewith or therewith shall be deemed material and to have been relied upon by the receiving party, and, except as otherwise provided in this Agreement, shall survive the delivery of the Series A Preferred Stock regardless of any instruction until 60 days after the Investor receives the audited financial statements of the Company for the year ended December 31, 2000, and shall not merge in the performance of any obligation and shall bind each party's successors, assigns and heirs, whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the successors and assigns of the receiving party and to transferees of the Series A Preferred Stock of the Investor, whether so expressed or not.

                  10.3 Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of New York (without giving effect to principles of conflicts of law the effect of which would cause the application of domestic substantive laws of any other jurisdiction).

                  10.4 Section Headings; Counterparts. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

                  10.5 Notices and Demands. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                      (i) If to Investor to:

         c/o KPS Special Situations Fund, L.P.
         200 Park Avenue, 58th Floor
         New York, NY  10166
         Attention:  Stephen Presser, Esq.
         Facsimile:  (212) 867-7980

         with a copy to:

         Paul, Weiss, Rifkind, Wharton & Garrison
         1285 Avenue of the Americas
         New York, NY  10019-6064
         Attention:  Carl L. Reisner, Esq.
         Facsimile:  (212) 757-3990

                      (ii) If to the Company, to:

         United Road Services, Inc.
         17 Computer Drive
         West Albany, NY 12205
         Attention:  Gerald Riordan, President
         Facsimile: (518) 446-0676

         with a copy to:

         McDermott, Will & Emery
         600 13th Street, NW
         Attention:  Karen A. Dewis, Esq.
         Facsimile:  (202) 756-8087

                  10.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

                  10.7 Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein, and the existing confidentiality agreement between Investor and the Company, constitute all of the agreements and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  10.8 No Assignment. Except as otherwise provided herein, (i) this Agreement may not be assigned, pledged, hypothecated or otherwise transferred by the Company without the consent of all of the parties hereto and
(ii) the Investor may assign this Agreement to any of its Affiliates without the consent of the Company.

                  10.9 Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in such state solely in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, or otherwise in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.5, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                  10.10 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such party understands and has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers, agreements and certifications in this section.

                  10.11 Third-Party Beneficiary. Except for Sections 3.18 (Modification of Certificate of Designation), 5.1 (Annual Management Fee) and
5.7 (Transaction Fee), nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

                            [Signature page follows]

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the day and year first above written.

                                                UNITED ROAD SERVICES, INC.


                                                By  /s/ Gerald R. Riordan
                                                    ---------------------
                                                Name: Gerald R. Riordan
                                                Title: Chief Executive Officer


                                                BLUE TRUCK ACQUISITION, LLC


                                                By  /s/ Michael Psaros
                                                    ------------------
                                                Name:  Michael Psaros
                                                Title:  Principal

                                   Appendix A

                             (Form of Legal Opinion)

                                   Appendix B

         (Form of Certificate of Designations, Preferences and Rights of
                            Series A Preferred Stock)